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                          MAUNA LOA MACADAMIA PARTNERS, L.P.
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MAUNA LOA MACADAMIA PARTNERS, L.P.                    828 Fort Street, Suite 205
                                                      Honolulu, HI 96813
                                                      Telephone: (808) 532-4130
                                                      Fax: (808) 532-4131

Monday, June 15, 1998

Dear Mauna Loa Unitholder:

Recently you may have received a letter from Channing Lushbough, which discussed the merger of Mauna Loa Macadamia Partners, L.P. and C. Brewer Homes, Inc. ("Homes"), and recommends against the merger. As President of the Managing Partner, I wanted to take this opportunity to respond to many of the incorrect assertions contained in the Lushbough letter.

First of all, prior to seeing this letter, I had never heard of Channing Lushbough. Mr. Lushbough has never attempted to contact the company to understand the company or the company's strategy. Typically, financial analysts at the very least have a discussion with management about management's strategies and objectives. Since this never occurred, I am skeptical about Mr. Lushbough's depth of knowledge. I believe that Mr. Lushbough's letter is inspired by a pending lawsuit, which, unfortunately, is typical in merger transactions. That lawsuit was brought by Mr. Lushbough's partnership, Waterside Partners, which bought most of its 7,000 units after the merger was announced.

The Lushbough letter asserts that "C. Brewer Homes faces bankruptcy." UNTRUE. Homes recently reported positive operating income for the Quarter ended March 31, 1998. Also, Homes is rapidly repaying debt, which is lower by $3.3 million since December 31, 1997. There is no evidence, based upon the Company's performance and asset values, that Homes faces bankruptcy.

The Lushbough letter states that Homes' business "depends upon Asian customers." UNTRUE. Virtually all of the Company's real estate projects are sold to Hawaii and United States mainland buyers. In particular, the majority of Homes' properties are on Maui, which is the very best economic region in the State of Hawaii at present. Even the visitor industry on Maui is mostly oriented toward the U.S. mainland and Canadian visitor market. Furthermore, the locations of the Maui lands which Homes owns are some of the very best on Maui, with valuable residential and commercial zoning which took 12 years to procure.

The Lushbough letter asserts that the Jefferies & Co. analysis of Homes was "flawed." May I disagree. First of all, Jefferies & Co. is a highly regarded investment banking company, which is expert at evaluating businesses and mergers. More importantly, each of the analytic methods used
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MAUNA LOA UNITHOLDER
Monday, June 15, 1998
Page Two

by Jefferies took account of current market conditions. The Jefferies analysis of Homes can be summarized as follows:

                                                               TOTAL VALUE   VALUE PER SHARE
                                                               (MILLIONS)       OF HOMES
                                                              -------------  ---------------
A.  Discounted Cash Flow....................................  $26.7 - $44.5  $3.23 - $5.39
B.  Comparable Company......................................  $30.0 - $41.9  $3.63 - $5.08
C.  Adjusted Book Value.....................................  $41.9          $5.08

This compares favorably to the bargain price of the acquisition by the Partnership of approximately $20 million or $2.40 per Homes' Share. It is definitely true that the Hawaii economy has been weak and that Homes' share price has been battered. However, this weakness represents the very opportunity the Partnership can exploit by the bargain purchase of Homes' valuable lands.

Lushbough also states that Jefferies will receive a large fee, implying that this will be paid only if a merger is consummated. Jefferies will receive a fee for its fairness opinion, irrespective of whether the merger is approved; however, a substantial portion of this fee is in the form of a stock option, which only has value if the price of Mauna Loa's stock exceeds $5/share.

Finally, Lushbough states that the Partnership will "jeopardize its tax status" by merging with Homes. This is completely contrary to the opinion of the Company's tax expert, Carlsmith, Ball, Wichman, Case & Ichiki (Honolulu). This is also contrary to the opinion of Homes' tax advisor, Brobeck, Phleger & Harrison (San Francisco).

In summary, Management and the Partnership's financial advisor believe this merger is fair. Your management and the Partnership's Board of Directors, including all of the independent directors, believe this transaction will increase shareholder value. It is hard to conceive how the Partnership can grow the business or the value of the units by maintaining the status quo. The Homes acquisition is an essential part of our plan to make your Partnership a growing, vibrant business and thus more valuable. Please vote "FOR" the merger today.

                                          Thank you,

                                                  [LOGO]

                                          Kent T. Lucien

                                          President of Mauna Loa Resources Inc.